Exhibit 99.1

PennantPark Floating Rate Capital Ltd. Amends Credit Facility, Lowering Spread and Extending Maturity

April 22, 2025

MIAMI, April. 22, 2025 (GLOBE NEWSWIRE) — PennantPark Floating Rate Capital Ltd. (“PFLT”) (NYSE: PFLT) announced that it amended its credit facility agreement led by Truist Bank (the “Credit Facility”). As part of the amendment, PFLT decreased pricing to SOFR plus 200 basis points from SOFR plus 225 basis points, extended the reinvestment period one year to August 2028, extended the maturity date one year to August 2030, and increased the maximum first lien advance rate to 72.5% from 70.0%. As part of the amendment, commitments decreased from $736 million to $718 million.

“We are appreciative of the support from our lending partners. The beneficial terms, lowering the interest rate spread and increasing advance rates, are a terrific result in the current market, which will benefit our investors,” said Arthur Penn, Chairman and Chief Executive Officer of PFLT.

The Credit Facility is secured by all of the assets held by PennantPark Floating Rate Funding I, LLC, a wholly-owned subsidiary of the Company, and includes customary covenants, including minimum asset coverage and minimum equity requirements.

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market private companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, managing approximately $10 billion of investible capital, including leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami, and has offices in New York, Chicago, Houston, Los Angeles and Amsterdam.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward- looking statements made in periodic reports PennantPark Floating Rate Capital Ltd. files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

CONTACT:

Richard T. Allorto, Jr.

PennantPark Floating Rate Capital Ltd.

(212) 905-1000

www.pennantpark.com

Source: PennantPark Floating Rate Capital Ltd.